EXHIBIT (a)(13)


                                                            August 11, 1998


 FOR IMMEDIATE RELEASE


           ALBERTSON'S, INC. TENTATIVELY AGREES TO SELL 15 STORES
            AS IT NEARS COMPLETION OF BUTTREY STORES ACQUISITION


     Albertson's, Inc. (NYSE:ABS) announced today that it has tentatively agreed with the staff of the Federal Trade Commission (FTC) to sell 15 current Buttrey and Albertson's stores to other grocery operators. The proposed agreement is subject to review and approval by the Commissioners of the FTC. Approval of this agreement should enable Albertson's to complete its acquisition of Buttrey Food and Drug Stores Company (NASDAQ:BTRY) within the next few weeks.

     As part of the proposed agreement with the FTC, Albertson's has signed an agreement that provides for the sale of 13 of the stores (8 in Montana and 5 in Wyoming) to Smith's Food & Drug Centers, Inc., a subsidiary of Fred Meyer, Inc. Two additional stores, currently operated by Buttrey in Wyoming, will be sold to another grocery operator.

     Albertson's, Inc. is one of the largest retail food-drug chains in the United States. The Boise, Idaho based company currently operates 915 retail stores in 23 Western, Midwestern and Southern states.

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 CONTACT:
     Albertson's, Inc., Boise, Idaho
     Investor Relations
       A. Craig Olson
     208/395-6284
       Renee Bergquist
     208/395-6622
     News Media
     208/395-6392
       Mike Read
       Jenny Enochson